Exhibit 10.41

SENIOR VICE PRESIDENT

[AMENDED AND RESTATED] CHANGE OF CONTROL EMPLOYMENT AGREEMENT

This [Amended and Restated] Change of Control Employment Agreement (“Agreement”) is made and entered into as of                    , 2006 by and between SUPERIOR ESSEX INC., a Delaware corporation (the “Company”), and [NAME OF SENIOR VICE PRESIDENT] (the “Executive”).  [This Agreement amends and restates that certain Change of Control Employment Agreement dated as of                   , 2004 by and between the Company and the Executive.]

The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control.  The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that are competitive with those of other corporations.  Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.             Effect of Agreement.  (a)  Unless and until there occurs, during the Term of this Agreement, either a Change of Control or a termination of the Executive’s employment in anticipation of a Change of Control as contemplated by Section 3(d), (i) Sections 2, 3 and 4 of this Agreement shall have no effect and shall not give rise to any rights of the Executive, (ii) the Executive’s employment shall be “at will,” except as may be otherwise provided in any Employment Agreement, and (iii) upon any termination of the Executive’s employment, the Executive shall have no further rights under this Agreement.  Nothing in this Section 1(a) affects the Term of this Agreement.

(b)           From and after the first date during the Term of this Agreement on which a Change of Control occurs, this Agreement shall supersede any Employment Agreement except to the extent otherwise provided in such Employment Agreement, but shall have no effect on any Other Agreement or Other Plan, except as specifically provided in Section 2(e) or Section 5.

2.             Terms of Employment.  This Section 2 sets forth the terms and conditions on which the Company agrees to employ the Executive during the period (the “Protected Period”) beginning on the first day during the Term of this Agreement on which a Change of Control occurs and ending on the first anniversary of that date, or such earlier date as the Executive’s employment terminates as contemplated by Section 3.

(a)             Position and Duties.

(i)             During the Protected Period, the Executive shall serve as a Senior Vice President with substantially the same duties, responsibility and authority and with respect to the same business unit as the Executive served during the 120 day period prior to the Change of Control.

(ii)            During the Protected Period, the Executive will devote the Executive’s full business time and best efforts to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere, in any significant respect, with rendering such services either directly or indirectly, without the prior written consent of the Executive Vice President to which the Executive reports or, if none, the Chief Executive Officer (“Supervising Officer”). Notwithstanding the foregoing, the Executive may (x) without the prior approval of the Supervising Officer, make and manage personal business investments of the Executive’s choice and (y) serve in any capacity with any civic, educational or charitable organization or any governmental entity or trade association; provided that in each case, and in the aggregate, such activities are in accordance with the Company’s code of ethics and related policies and do not conflict or interfere, in any significant respect, with the performance of Executive’s duties hereunder or conflict with Sections 7 or 8.

(b)          Base Salary.  During the Protected Period, the Company shall pay the Executive a base salary at the highest annual rate in effect during the 120 days prior to the Change of Control (“Base Salary”), payable in regular installments in accordance with the Company’s usual payment practices (but not less often than monthly).  During the Protected Period, the Executive’s Base Salary may be increased but shall not be decreased.

(c)          Annual Bonus.  During the Protected Period, the Executive shall be eligible to earn an annual bonus at a target rate no less than the target rate in effect for the Executive immediately prior to the Change of Control (“Annual Bonus”).  The Annual Bonus may be conditioned upon the achievement of performance targets reasonably established by the Company.

(d)          Benefits.  During the Protected Period, the Executive and the Executive’s eligible dependents shall be entitled to participate in the welfare benefit plans, practices, policies and programs provided by the Company or the Affiliated Employer (including, without limitation, medical, prescription drug, dental, vision, disability and life insurance benefits) on the same basis as those benefits were generally made available during the 120 day period preceding the Change of Control to other similarly situated executives of the Company, commensurate with the Executive’s position with the Company.

(e)          Effect of a Change of Control on Equity Awards.

(i)             Accelerated Vesting.  Upon the occurrence of a Change of Control, (A) all of the Executive’s outstanding stock options and any other equity awards in the nature of appreciation rights (collectively, “Appreciation Rights”), shall become fully vested and exercisable as of the date of the Change of Control and, unless settled in accordance with Section 2(e)(ii) below, shall remain exercisable until the later of the 15th day of the third month following the date at which, or December 31 of the calendar year in which, the equity awards would otherwise have expired, as provided in the original award agreement, but in no event after the original full term of the equity award; (B) all time-based vesting restrictions on the Executive’s outstanding restricted stock, restricted stock units and other equity awards (collectively, “Restricted Rights”) shall lapse as of the date of the Change of Control, unless otherwise provided in the applicable award agreement, and (C) all performance-based vesting conditions on the Executive’s Restricted Rights shall be deemed to have been met at the “target” level as of the date of the Change of Control, unless otherwise provided in the applicable award agreement.

(ii)            Settlement of Awards in Certain Events.  The following shall apply only upon the occurrence of a Change of Control in which the consideration paid to the Company’s shareholders is consideration other than shares in the resulting or surviving entity that are listed for trading on a nationally recognized exchange.  In such event, (A) all of the Executive’s Appreciation Rights shall vest and be cancelled simultaneously with the Change of Control and the Executive shall be entitled to receive therefor the same transaction consideration as if he or she were a shareholder of the Company holding the number of shares of Company common stock having a fair market value, as of the effective time of the Change of Control, equal to (x) the excess, if any, of the value of the consideration per share to be received by the Company’s shareholders in such Change of Control, over the exercise price for such Appreciation Right, less (y) applicable withholding taxes; and (B) all of the Executive’s Restricted Rights shall vest and be cancelled simultaneously with the Change of Control and the Executive shall be entitled to receive therefor the same transaction consideration as if he were a shareholder of the Company holding the number of shares of Company common stock having a fair market value, as of the effective time of the Change of Control, equal to the value of such Restricted Rights, less applicable withholding taxes.

3.             Termination of Employment.

(a)           Death or Disability.  The Executive’s employment shall terminate automatically if the Executive dies during the Protected Period.  If the Company determines in good faith that the Disability of the Executive has occurred during the Protected Period, it may give to the Executive written notice in accordance with Section 10(b) of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that the Executive shall not have returned to full-time performance of the Executive’s duties before such 30th day.

(b)           By the Company.  The Company may terminate the Executive’s employment during the Protected Period for Cause or without Cause.

(c)           By the Executive.  The Executive may terminate employment during the Protected Period for Good Reason or without Good Reason.  The Executive’s mental or physical incapacity following the occurrence of an event described in clauses (a) through (e) of the definition of Good Reason shall not affect the Executive’s ability to terminate employment for Good Reason.

(d)           Termination in Anticipation of a Change of Control.  Anything in this Agreement to the contrary notwithstanding, if (i) a Change of Control occurs, (ii) the Executive’s employment with the Company is terminated by the Company before the Change of Control occurs in a manner and under circumstances that would be considered a termination by the Company without Cause if it had occurred during the Protected Period, and (iii) it is reasonably demonstrated by the Executive that such termination of employment was at the request of a third party that had taken steps reasonably calculated to effect the Change of Control or otherwise arose in connection with or in anticipation of the Change of Control, then such termination shall be treated for all purposes of this Agreement as a termination by the Company without Cause during the Protected Period.

(e)           Notice of Termination.  Any termination of the Executive’s employment by the Company or the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder, or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing their respective rights hereunder.

4.             Obligations of the Company upon Termination.  Whenever this Agreement provides for the payment of a lump sum benefit following the Date of Termination, if any, such payment shall be made in cash within 30 days after the Date of Termination, or if the Executive has not executed the Release by such date, in a lump sum within 10 days after the Executive executes the Release.  Notwithstanding the foregoing, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations and guidance thereunder, any payment under this Section 4 shall be delayed to the first day after the six-month anniversary of Executive’s separation from service, as defined in Code Section 409A and the applicable regulations and guidance thereunder.

(a)           Other than for Cause, Death or Disability; Good Reason.  If, during the Protected Period, (x) the Company terminates the Executive’s employment other than for Cause, Death or Disability or (y) the Executive terminates employment for Good Reason, and provided in either case the Executive executes a release substantially in the form attached hereto as Exhibit A (a “Release”), the Executive shall be entitled to the following benefits (the “Severance Benefits”):

(i)            The Company shall pay to the Executive, in a lump sum, the aggregate of the following amounts:

(A)          the sum of the following amounts, to the extent not previously paid to the Executive (the “Accrued Obligations”):  (1) the Base Salary through the Date of Termination; (2) any Annual Bonus earned but unpaid as of the Date of Termination for any previously completed fiscal year; and (3) reimbursement for any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the Date of Termination; and

(B)           150% times the sum of the Executive’s Base Salary and target Annual Bonus for the year in which the Date of Termination occurred.

(ii)           Subject to the Executive’s continued compliance with the provisions of Sections 7 and 8 of this Agreement (other than a breach which is insubstantial and insignificant, as determined in good faith by the Chief Executive Officer taking into account all of the circumstances), for a period of 12 months following the Date of Termination, the Company shall provide to the Executive and his or her eligible dependents the Specified Welfare Benefits, on the same basis as the Company or the Affiliated Employer provides such benefits for its then actively employed executives, and the Company or the Affiliated Employer and the Executive shall share the costs of the continuation of such coverage in the same proportion as such costs were shared immediately prior to Executive’s termination; provided, however, that such participation shall terminate, or the benefits under such plans shall be reduced, if and to the extent the Executive becomes covered (or is eligible to become covered) during such period by plans of a subsequent employer or other entity to which the Executive provides services providing comparable benefits or if the Executive fails to pay any required contribution or premium.  Such coverage shall be credited against the time period that the Executive and the Executive’s dependents are entitled to receive continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.  Notwithstanding the foregoing: (i) if the Company determines that it is not possible to provide one or more of the Specified Welfare Benefits as required above through plans sponsored by the Company or the Affiliated Employer under the terms thereof, or that providing any of the Specified Welfare Benefits would have adverse tax consequences for the Executive, then the Company shall provide such Specified Welfare Benefits in a manner that keeps the Executive in the same position, on an After-Tax basis, as if the Executive had remained employed by the Company or an Affiliate during the Severance Period; and provided that if it is not reasonably practicable to so provide such Specified Welfare Benefits, then the Company shall instead make a cash payment that is equal, on an After-Tax basis, to the value of such Specified Welfare Benefits.

(iii)         To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits.

(b)           Death or Disability.  If the Executive’s employment is terminated because of the Executive’s Death or Disability during the Protected Period, the Company shall pay the Accrued

Obligations to the Executive in a lump sum, shall timely pay or deliver any Other Benefits, and shall have no other severance obligations under this Agreement.

(c)           Cause; Other than for Good Reason.  If the Executive’s employment is terminated for Cause during the Protected Period, the Company shall provide to the Executive the Accrued Obligations and shall timely pay or deliver any Other Benefits, in each case, to the extent theretofore unpaid, and shall have no other severance obligations under this Agreement.  If the Executive voluntarily terminates employment during the Protected Period, other than for Good Reason, the Company shall pay the Accrued Obligations to the Executive in a lump sum, shall timely pay or deliver any Other Benefits, and shall have no other severance obligations under this Agreement.

5.             Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any Other Plan for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any Other Agreement.  Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any Other Plan or any Other Agreement shall be payable in accordance with such Other Plan or Other Agreement, except as explicitly modified by this Agreement.  Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 4(a), then (a) the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company or its Affiliates, unless otherwise specifically provided therein in a specific reference to this Agreement, and (b) the Executive shall not be treated as having any additional years of service or age for purposes of any Other Plan or Other Agreement by virtue of receiving such payments and benefits, unless such Other Plan or Other Agreement specifically so provides.

6.             No Mitigation Required.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company or any Affiliate may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and, except as specifically provided in Section 4(a)(iii), such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

7.             Certain Restrictive Covenants. In consideration of and as a condition of the receipt of the Severance Benefits by the Executive, the Executive agrees to the following provisions:

(a)           So long as the Executive is employed by the Company or any of its Affiliates and for a period of 12 months following the Executive’s termination of employment for any reason (the “Restricted Period”), the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), including, without limitation a Competitive Business, directly or indirectly, solicit or assist in soliciting a Company Client for the purpose of providing or having that Company Client provided with products or services directly competitive with or directly substitutable for products or services of the Company or any Affiliate; provided that after the Date of Termination, the foregoing covenant shall be limited to Company Clients:

(i)            with whom the Executive had personal contact or dealings on behalf of the Company or any of its Affiliates during the one year period preceding the Executive’s termination of employment;

(ii)           with whom employees reporting to the Executive have had personal contact or dealings on behalf of the Company or its Affiliates during the one year period immediately preceding the Executive’s termination of employment; or

(iii)          for whom the Executive had direct responsibility or direct access to and knowledge of sensitive client information during the one-year period immediately preceding the Executive’s termination of employment.

(b)            During the Restricted Period, the Executive will not own an equity interest in or provide services (as an employee or otherwise) or funding to or affiliate with any Competitive Business within the Restricted Territory; provided, however, that during the 12 months following the Date of Termination, this restriction shall apply only where the Executive’s services for or affiliation with the Competitive Business are substantially similar to the services that the Executive provided to the Company or its Affiliates or the capacity in which the Executive served with the Company or its Affiliates during the Protected Period.

Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning up to but not more than a 2% interest in the shares or other equity interest of any Competitive Business in the United States whose shares are publicly traded or listed on a national exchange.

(c)           So long as the Executive is employed by the Company or any of its Affiliates and during the Restricted Period, the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly solicit or encourage any employees, consultants or other personnel or contractors of the Company or any of its Affiliates with whom the Executive had material contact during the 12-month period immediately prior to the Executive’s termination of employment to terminate or sever that party’s relationship or affiliation with the Company or any of its Affiliates.

(d)           Although the Executive and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 7 is an unenforceable restriction against the Executive, the provisions of this Section 7 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable, and the parties authorize any court reaching a determination that the covenants are unenforceable to partially enforce or “blue pencil” those covenants so that they are enforced to an extent that complies with applicable law.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Section 7 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.  If a material change in the nature of the Executive’s employment responsibilities or the Company’s business renders any parameter of the non-competition or non-solicitation covenants unreasonable or inexact, then the parties agree to amend the covenants to make them conform to the changed nature of the employment duties or the Company’s business.

(e)          Since the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 7 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

(f)           The obligations contained in this Section 7 will survive the Executive’s termination of employment and will be fully enforceable thereafter.  If it is determined by a court of competent jurisdiction in any state that any restriction in these restrictive covenants is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

8.             Confidentiality and Non-Disparagement.

(a)          Confidentiality.

(i)             The Executive will not at any time (whether during or after the Executive’s employment with the Company) (A) retain or use for the benefit, purposes or account of the Executive or any other Person, or (B) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company or its Affiliates (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information, including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company or its Affiliates and/or any third party that has disclosed or provided any of same to the Company or its Affiliates on a confidential basis (“Confidential Information”) without the prior written authorization of the Company.

(ii)            “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of the Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (B) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (C) required by law to be disclosed; provided, however, that the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate (at the Company’s expense) with any attempts by the Company to obtain a protective order or similar treatment.

(iii)           Upon termination of the Executive’s employment with the Company for any reason, the Executive shall: (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or Affiliates; (B) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its Affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (C) notify and fully cooperate with the Company (at the Company’s expense) regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.  Notwithstanding the foregoing, the non-disclosure and non-use covenants in this Section 8(a) shall cease to apply three (3) years after the Date of Termination with respect to any Confidential Information that does not meet the definition of “trade secret” under Georgia law.

(b)          Non-Disparagement.

(i)             The Executive shall not at any time make any oral or written statement about the Company, its Affiliates or its shareholders, regarding any of the foregoing’s financial status, business, compliance with laws, ethics, shareholders, partners, personnel, directors, officers, employees, consultants, agents, services, business methods or otherwise, which is intended or reasonably likely to disparage any member of the Protected Group, or otherwise degrade any member of the Protected Group’s reputation in the business, industry or legal community in which any such member operates; provided that the Executive shall be permitted to (A) make any statement that is required by applicable securities or other laws to be included in a filing or disclosure document, (B) issue any press release or public statement regarding the fact of a termination of the Executive’s employment, (C) defend himself or herself against any statement made by the Company or its Affiliates that is intended or reasonably likely to disparage the Executive or otherwise degrade the Executive’s reputation in the business, industry or legal community in which the Executive operates, only if the Executive reasonably believes that the statements made in such defense are not false statements, and (D) provide truthful testimony in any legal proceeding.

(ii)            The Company and its Affiliates shall not issue any press release or make any public statement about the Executive which is intended or reasonably likely to disparage Executive, or otherwise degrade the Executive’s reputation in the business or industry in which Executive operates; provided that the Company and its Affiliates shall be permitted to (A) make any statement that is required by applicable securities or other laws to be included in a filing or disclosure document, (B) issue any press release or public statement regarding the fact of a termination of the Executive’s employment, (C) defend itself against any statement made by the Executive that is intended or reasonably likely to disparage any member of the Protected Group or otherwise degrade any member of the Protected Group’s reputation in the business, industry or legal community in which such member of the Protected Group operates, only if the Company or its Affiliate reasonably believes that the statements made in such defense are not false statements, and (D) provide truthful testimony in any legal proceeding.

9.             Successors.  (a)  This Agreement is personal to the Executive, and, without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  Except as provided in Section 9(c), without the prior written consent of the Executive, this Agreement shall not be assignable by the Company.

(c)           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the businesses and/or assets of the Company, or to the Company’s OEM Group or the Company’s Communications Group, as the case may be, if the Executive is primarily employed in such group, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

10.          Miscellaneous.  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified other than by a written agreement that is specifically identified as an amendment of this Agreement and executed by the Executive and by an authorized officer of the Company in a single instrument.

(b)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

_______________________

_______________________

_______________________

If to the Company:

Superior Essex Inc.

150 Interstate North Parkway

Atlanta, GA  30339

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)          The Company may withhold from any amounts payable under this Agreement such Taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)          The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

11.         Certain Definitions. The following terms shall have the meanings set forth below for purposes of this Agreement.

“Accrued Obligations” has the meaning set forth in Section 4(a)(i)(A).

“Affiliate” means any company controlled by or under common control with the Company.

“Affiliated Employer” means any Affiliate that is the direct employer of the Executive.

“After-Tax” means after taking into account all applicable Taxes.

“Agreement” is defined in the first paragraph of the Agreement.

“Annual Bonus” has the meaning set forth in Section 2(c).

“Base Salary “ has the meaning set forth in Section 2(b).

“Cause” means (a) the Executive’s continued willful failure to perform substantially the Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by the Company to the Executive of such failure, (b) dishonesty or breach of the Company’s code of ethics in the performance of the Executive’s duties hereunder which is injurious (other than in some immaterial or de minimis respect) to the financial condition or business reputation of the Company or any of its Affiliates, (c) the Executive’s conviction of, or plea of guilty or nolo contendere to, a crime constituting (i) a felony under the laws of the United States or any state thereof, or (ii) a misdemeanor involving misconduct by the Executive in his personal or professional conduct punishable by imprisonment of more than three days or a fine in excess of $5,000 (other than a traffic violation), which is reasonably likely to damage the business, prospects or reputation of the Company or any of its Affiliates in any respect, (d) the Executive’s willful malfeasance or willful misconduct in connection with the Executive’s duties hereunder or any act or omission which is injurious (other than in some immaterial or de minimis respect) to the financial condition or business reputation of the Company or any of its Affiliates, or (e) the Executive’s breach of the provisions of Sections 7 or 8 of this Agreement (other than a breach that is insubstantial and insignificant, taking into account all of the circumstances).

“Change of Control” means a Change in Control as defined in the 2005 Incentive Plan or any successor plan.

“Company” has the meaning set forth in the first paragraph of this Agreement, and shall include any successor to the Company pursuant to Section 9(c).

“Company Client” means an actual client of the Company or any Affiliate as of the Date of Termination and during the 12 months prior to that date, as well as any prospective client of the Company or any Affiliate that has been actively solicited by the Company or any Affiliate during that same 12-month period.

“Competitive Business” means an entity or enterprise whose business, in whole or in part, involves the manufacture, sale or distribution of telecommunication wire or cable products or magnet wire or related products that directly compete with or are directly substitutable for the products or services of the Company or its Affiliates.  Notwithstanding the foregoing, if the Executive’s particular employment responsibilities for the Company or its Affiliates are limited solely to a Primary Group, the definition of Competitive Business shall be deemed to apply only to that portion of the business conducted by the Primary Group.

“Date of Termination” means (a) if the Executive’s employment is terminated by the Company with or without Cause, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination (but not later than 30 days after the giving of such notice), as the case may be, (b) if the Executive’s employment is terminated by reason of death or Disability, the date on which the Executive’s termination becomes effective pursuant to Section 3(a), and (c) if the Executive’s employment is terminated by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination (but not later than 30 days after the giving of such notice), as the case may be.

“Disability” means the inability of the Executive, as determined by the Company, to perform the essential functions of his or her regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months or for an aggregate of nine months in any 12 consecutive-month period.  At the request of the Executive or his or her personal representative, the Board’s determination that the Disability of the Executive has occurred shall be certified in writing by a qualified independent physician mutually acceptable to the Executive (or such personal representative) and the Company.  If the Executive (or such personal representative) and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of the Agreement.

“Employment Agreement” means any employment agreement between the Company or any of its Affiliates that may hereafter be entered into with Executive.

“Executive” has the meaning set forth in the first paragraph of this Agreement.

“Good Reason” means, without the Executive’s consent, (a) a reduction in the Executive’s Base Salary as then in effect, (b) a reduction in the Executive’s target Annual Bonus or a material reduction by the Company of employee benefits to which the Executive is entitled (other than an overall reduction in benefits that affects substantially all full-time employees of the Company and its Affiliates), (c) a material adverse change in the Executive’s authority, duties and responsibilities or reporting lines, (d) a relocation of the Executive’s principal place of employment with the Company of more than 35 miles from Executive’s then current work location, or (e) the Company’s failure to pay amounts to which Executive is entitled under this Agreement; provided that any event described in clauses (a) through (e) above shall constitute Good Reason only if the Company fails to cure such event within 20 days after receipt from the Executive of written notice of the event which constitutes Good Reason; and provided, further, that Good Reason shall cease to exist for an event on the 60th day following the later of its occurrence or the Executive’s knowledge thereof, unless the Executive has given the Company written notice thereof prior to such date.

“Notice of Termination” means a written notice of the termination of the Executive’s employment that (a) indicates the specific termination provision in the Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the executive’s employment under the provision so indicated, and (c) specifies the Date of Termination (which shall be not earlier than the date such notice is given and not later than 30 days thereafter).

“Other Agreement” means any contract or agreement, whether formal or informal, between the Executive and the Company or any of its Affiliates, but excluding this Agreement and any Employment Agreement.

“Other Benefits” means any amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any Other Plan or Other Agreement.

“Other Plan” means any plan, program, policy or practice provided by the Company or any of its Affiliates, but specifically excluding this Agreement, any Employment Agreement and any Other Agreements.

“Primary Group” has the meaning set forth in subsection (e) of the Change of Control definition.

“Primary Group Entity” has the meaning set forth in subsection (e) of the Change of Control definition.

“Protected Group” means the Company and its shareholders, and any of their respective subsidiaries, affiliates, shareholders, partners, directors, officers, employees and agents.

“Protected Period” has the meaning set forth in the first sentence of Section 2.

“Restricted Territory” means all geographical areas within a 100 mile radius of each facility from which or with respect to which, as of the date of this Agreement: (a) the Company or its Affiliates manufacture or distribute wire and cable products; and (b) the Executive has responsibility for representing the Company or its Affiliates.  Thus, the foregoing restricted territory is intended to reflect an attempt by the Company to choose a relatively narrow territory that provides the Company with some protection from competition from its former key executives and yet does not unreasonably restrain the former employee from engaging in a competing business.

“Severance Benefits” has the meaning set forth in Section 4(a).

“Severance Period” means the 12 month period immediately following the Date of Termination.

“Specified Welfare Benefits” means medical, prescription drug, dental, vision, disability and life insurance benefits that are substantially comparable to those that would have been provided to the Executive and the Executive’s eligible dependents pursuant to Section 2(d), if the Executive had remained employed by the Company during the Severance Period.  Specified Welfare Benefits shall not include the benefit of making pre-tax contributions to any cafeteria or flexible spending plan.

“Taxes” means all federal, state, local and foreign income, social security and other taxes (other than “golden-parachute” excise taxes) and any associate interest and penalties.

“Term of this Agreement” means the period beginning on            , 200   and ending on December 31, 2007; provided, however, that beginning on December 31, 2007, and on each December 31 thereafter, the Term of this Agreement shall be automatically extended so as to terminate on the first anniversary of such December 31, unless the Company shall give notice to the Executive before the immediately preceding November 30 that the Term of this Agreement shall not be so extended.  Notwithstanding the foregoing, if, after the Company gives notice that the Term of this Agreement will not be extended, (i) the Executive’s employment is terminated by the Company in a manner and under circumstances that would be considered a termination by the Company without Cause if it had occurred during the Protected Period, and (ii) it is reasonably demonstrated by the Executive that such termination of employment was at the request of a third party that had taken steps reasonably calculated to effect a Change of Control or otherwise arose in connection with or in anticipation of a Change of Control, then the Term of this Agreement shall be automatically extended to December 31 of the year in which such Change in Control occurs.

(signatures on following page)

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

[Name of Executive]

SUPERIOR ESSEX INC.

By:
Name:
Title:

EXHIBIT A

RELEASE

In exchange for the benefits described in the attached Change of Control Employment Agreement dated as of                      , 200    (the “Agreement”), to which I agree I am not otherwise entitled, I hereby release Superior Essex Inc. (the “Company”), its respective affiliates, subsidiaries, predecessors, successors, assigns, officers, directors, employees, agents, stockholders, attorneys, and insurers, past, present and future (the “Released Parties”) from any and all claims of any kind which I now have or may have against the Released Parties, whether known or unknown to me, by reason of facts which have occurred on or prior to the date that I have signed this Release in connection with, or in any way related to or arising out of, my employment or termination of employment with the Company; provided that such released claims shall not include any claims to enforce my rights (i) under, or with respect to, the Agreement, (ii) to indemnification provided at law or pursuant to the Company’s (or an affiliate’s) By-Laws or insurance or to directors’ and officers’ liability insurance coverage, (iii) under COBRA or my vested rights under benefit or incentive plans; or (iv) as a stockholder.  Notwithstanding the generality of the preceding sentence, such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including, but not limited to, any claims arising from or derivative of my employment with the Company, as well as any and all claims under state contract or tort law or otherwise.

I hereby represent that I have not filed any action, complaint, charge, grievance or arbitration against the Company or the Released Parties.

I understand and agree that I must forever continue to keep confidential all proprietary or confidential information which I learned while employed by the Company, whether oral or written and as defined in the Agreement (“Confidential Information”) and shall not make use of any such Confidential Information on my own behalf or on behalf of any other person or entity, except as specifically authorized by the Agreement.  I further understand and agree that I am subject to and will comply with the other restrictive covenants contained in the Agreement, in accordance with the terms set forth in the Agreement.

I expressly understand and agree that the Company’s obligations under this Release and the Agreement are in lieu of any and all other amounts to which I might be, am now or may become entitled to receive from any of the Released Parties upon any claim whatsoever.

I understand that I must not disclose the terms of this Release and the Agreement to anyone other than my immediate family, financial advisors (if any) and legal counsel and that I

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must immediately inform my immediate family, financial advisors (if any) and legal counsel that they are prohibited from disclosing the terms of this Release and the Agreement.

It is understood that I will not be in breach of the nondisclosure provisions of this Release if I am required to disclose information pursuant to a valid subpoena or court order, provided that I notify the Company (to the attention of the General Counsel of the Company) as soon as practicable, but prior to the time in which I am required to disclose information, that I have received the subpoena or court order which may require me to disclose information protected by this Release.  Notwithstanding the foregoing, I also may disclose the terms of this Release to government taxing authorities and/or the SEC.

I agree that any violation or breach by me of my nondisclosure obligations or other restrictive covenants under the Agreement, without limiting the Company’s remedies, shall give rise on the part of the Company to a claim for relief to recover from me, before a court of competent jurisdiction, any and all amounts previously paid to me or on my behalf by the Company pursuant to Section 4 of the Agreement, but shall not release me from the performance of my obligations under this Release.

I will not apply for or otherwise seek employment with the Released Parties without their written consent.

I have read this Release carefully, acknowledge that I have been given at least 21 days to consider all of its terms, and have been advised to consult with an attorney and any other advisors of my choice prior to executing this Release, and I fully understand that by signing below I am voluntarily giving up any right which I may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act.  I also understand that I have a period of 7 days after signing this Release within which to revoke my agreement in this Release, and that neither the Company nor any other person is obligated to provide any benefits to me pursuant to the Agreement until 8 days have passed since my signing of this Release without my signature having been revoked.  I understand that any revocation of this Release must be received by the General Counsel of the Company within the seven-day revocation period.  Finally, I have not been forced or pressured in any manner whatsoever to sign this Release, and I agree to all of its terms voluntarily.  I represent and acknowledge that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties or by any other individual to influence me to sign this Release, except such statements as are expressly set forth herein or in the Agreement.

This Release is final and binding and may not be changed or modified.

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